PARTNERSHIP INTEREST
                      REDEMPTION AGREEMENT
      (Carrara Place Office Building; Englewood, Colorado)

     THIS AGREEMENT made and entered into as of the ____ day of November, 1994, by and among CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XII, an Illinois limited partnership ("Carlyle"), CARRARA PLACE INVESTMENT PARTNERS, LTD., a Colorado limited partnership ("CPIP"), F.A. NEMECEK, an individual ("Nemecek"), and CARRARA PLACE LIMITED, a Colorado limited partnership (the "Partnership").
                    WITNESSETH, THAT WHEREAS:
     A. Carlyle, CPIP and Nemecek constitute the sole partners in the Partnership pursuant to that certain partnership agreement captioned "FIRST AMENDED AND RESTATED ARTICLES OF LIMITED PARTNERSHIP OF CARRARA PLACE LIMITED" dated as of September 22, 1993 (this agreement, together with all other amendments or modifications entered into prior hereto, is herein collectively called the "Partnership Agreement"). CPIP and Nemecek are individually and collectively called the "Limited Partners". Except as otherwise set forth herein, all terms used in a defined manner herein shall have the meanings set forth for such terms in the Partnership Agreement.
     B. The Partnership is the owner of that certain office building located in Englewood, Colorado and commonly known as the "Carrara Place Office Building" (the "Business Property").
     C. Carlyle desires to tender to the Partnership, and the Limited Partners desire Carlyle to tender to the Partnership, all of Carlyle's interest in the Partnership and to have the Partnership redeem such interest in full liquidation thereof in the manner and for the consideration hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed as follows:
     1.   Tender and Redemption of Partnership Interest.
     A. For the consideration and on the terms and conditions hereinafter set forth, Carlyle shall tender to the Partnership and the Partnership shall redeem from Carlyle in full liquidation thereof, the interest of Carlyle in the Partnership, as such interest is described in the Partnership Agreement, including, but not limited to, Carlyle's interest in the capital and profits and losses of the Partnership. The Partnership interest to be tendered and redeemed as aforesaid is herein called the "Redemption Partnership Interest".
     B. The consideration ("Redemption Consideration") for the Redemption Partnership Interest shall be $750,000, payable on the "Closing Date" (as such term is defined in Paragraph 2 below).
     2.   Closing.
     A. Payment of Redemption Consideration. On the Closing Date, the Partnership (without any payment or contribution obligation by Carlyle or any negative impact on Carlyle), shall pay the Redemption Consideration to Carlyle by delivering a bank or cashier's check drawn on a bank reasonably satisfactory to Carlyle in the amount of $750,000. As used herein, "Closing Date" means the date the Partnership, the permitted assigns of the Partnership under the "Loan Sale Agreement" (as such term is defined below), John W. Madden, Jr., a married individual ("Madden"), the John Madden Company, CPIP, Nemecek or any affiliate, related party, successor or assign of any of the foregoing (individually and collectively called a "Loan Buyer") acquires the Lender's interest in that certain loan (the "Loan") by The Travelers Insurance Company ("Travelers") to the Partnership that is evidenced and/or secured by, among other things, that certain promissory note captioned "First Deed of Trust Note" dated June 30, 1987 by the Partnership, as maker, in favor of Travelers, as payee, in the stated principal amount of $23,000,000, as amended by that certain promissory note captioned "Amended and Restated First Deed of Trust Note" dated as of September 23, 1993 by the Partnership, as maker, in favor of Travelers, as payee, in the stated principal amount of $22,613,972.32, as secured by that certain deed of trust captioned "First Deed of Trust and Security Agreement", by the Partnership, as trustor, to the Public Trustee of the County of Arapahoe, State of Colorado, as trustee, for the benefit of Travelers, as beneficiary, dated June 30, 1987, and recorded on June 30, 1987 in Book 5194, Page 22 of the Arapahoe County Records, Colorado, as amended by that certain modification agreement captioned "Agreement of Modification of Note, Deed of Trust and Other Loan Documents" by and between the Partnership and Travelers, dated as of September 23, 1993 and recorded on September 30, 1993 in Book 7160, Page 316 of the Arapahoe County Records, Colorado, and that certain Escrow Agreement dated September 23, 1993, by and among the Partnership, Travelers, Madden and Land Title Guarantee Company, a Colorado corporation, as the same have heretofore been amended, modified or supplemented (the "Loan Documents"), but in no event later than December 29, 1994. The terms and conditions on which the Loan Buyer shall acquire the Loan and Loan Documents from Travelers shall be memorialized in a binding, definitive, purchase and sale agreement (the "Loan Sale Agreement") to be mutually executed and delivered by Travelers and a Loan Buyer on or before the Closing Date.
     B. Delivery of Documents. On the Closing Date, the following deliveries shall be made:
     (1) Delivery by Carlyle. Carlyle shall deliver or cause to be delivered to the Partnership the following items:
     (a) Tender of Partnership Interest. Two counterpart originals of the Tender and Redemption of Partnership Interest (the "Tender") in favor of the Partnership, duly executed by Carlyle, and in the form of Exhibit "A", hereunto annexed and made a part hereof.
     (b) Opinion of Counsel for Carlyle. An opinion of the attorneys for Carlyle (the "Carlyle Opinion"), dated as of the Closing Date, in the form of Exhibit "B", hereunto annexed and made a part hereof.
     (2) Delivery by the Partnership and the Limited Partners. The Partnership and the Limited Partners shall deliver or cause to be delivered to Carlyle the following items:
     (a) Redemption of Partnership Interest. Two counterpart originals of the Tender duly executed by the Partnership.
     (b)  Opinion of Counsel for the Partnership and the Limited Partners.
An opinion of the attorneys for the Limited Partners (the "Limited Partnership Opinion"), dated as of the Closing Date, in the form of Exhibit "C", hereunto annexed and made a part hereof.
     C. Partnership Amendments. Carlyle and the Limited Partners shall execute and deliver such amendments to the Partnership Agreement and the Certificate of Limited Partnership of the Partnership and such other Partnership documents as may be reasonably required to effectuate the tender and redemption of Carlyle's interest in the Partnership hereunder. Without limitation on the foregoing, the parties hereto acknowledge and agree that concurrently with the tender and redemption of the Redemption Partnership Interest, the Partnership Agreement will be amended (the "Partnership Amendment") to reflect such tender and redemption and the admission of CPIP as the general partner in the Partnership. The Partnership Amendment shall be in the form of Exhibit "B".
     D. No Prorations. The parties acknowledge that there shall be no prorations at closing or otherwise for income or expenses (including for any undistributed operating cash flow or other sums held by the Partnership).
     E. Closing Costs. The Limited Partners shall pay all closing costs in connection with the transactions contemplated in this Agreement and the Loan Sale Agreement, including all documentary, filing, recording, conveyance, transfer, intangible and other taxes, if any, recording or filing charges for any instruments or documents which may be recorded or filed, if any, Traveler's attorneys fees and costs (if provided for in the Loan Sale Agreement), and all title fees, if any. The Limited Partners shall pay all attorneys' fees and related expenses reasonably incurred by Carlyle from November 1, 1994 through and including the Closing Date (whether or not the transactions contemplated by this Agreement are consummated) in connection with the preparation, negotiation and execution of this Agreement and the closing of same.
     F. Travelers Loan Documents. Immediately upon the Partnership's or a Loan Buyer's receipt of any and all originals or copies of the "Carlyle Loan Documents" or the "Traveler's Release", the Limited Partners shall deliver the Carlyle Loan Documents and one duplicate original of the Traveler's Release to Carlyle. As used herein, "Carlyle Loan Documents" means the following loan documents: (1) that certain security agreement captioned "Security Agreement" dated September 23, 1993, by Carlyle in favor of Travelers and (2) that certain indemnification agreement captioned "Indemnification Agreement" dated September 23, 1993 by Carlyle in favor of Travelers. As used herein, "Traveler's Release" means that certain release captioned "Release" by Travelers in favor of Carlyle, Madden, CPIP and Nemecek executed and delivered by Travelers pursuant to the Loan Sale Agreement.
     G. Partnership Books and Records. On or before the date that is fifteen (15) days after the Closing Date, Carlyle shall deliver or cause to be delivered to the Limited Partners copies of all of the Partnership's books and records in its possession as opposed to the books and records in the property manager's possession.
     3.   Profits and Losses of the Partnership Prior to Closing; Tax
Returns. Subject to the provisions set forth in paragraph 2C above, the parties confirm that the profits and losses of the Partnership for the period from January 1, 1994 through the Closing Date shall be allocated for tax reporting purposes pursuant to the applicable provisions of the Partnership Agreement (and in that connection, the profits and losses for such period shall be calculated separately from the profits and losses for the balance of 1994 with due regard to the proration of any "base amounts" or "expense stops" under any tenant leases). Carlyle and the Limited Partners will cooperate with each other in providing and preparing such information and items as may be required in order to timely prepare and deliver tax returns and other similar items after the Closing Date. In connection therewith, Carlyle and the Limited Partners agree that the Limited Partners shall prepare the applicable 1994 (and subsequent calendar years, if applicable) tax returns of the Partnership. Any return for the Partnership relating to the period of time that Carlyle was a partner in the Partnership shall be subject to Carlyle's prior written approval. In addition, after the Closing Date the Partnership and the Limited Partners shall continue to provide Carlyle with full access to all books and records of the Partnership and to all other financial information as may be reasonably required in connection with such determinations; provided, however, that Carlyle shall provide reasonable advance notice to the Partnership and the Limited Partners of its need or desire for such access and Carlyle shall pay for the cost and expense of any copies made by it of such information.
     4.   Representations and Warranties.
     A. Representations and Warranties of Carlyle. Carlyle hereby represents and warrants to the Limited Partners as follows:
     (1) General Disclaimer. Except as expressly set forth in subparagraphs A(2) through A(6) below, the tender and redemption of the Redemption Partnership Interest is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied, or otherwise, including, but not limited to, any representation or warranty concerning the title to or physical or financial condition of the Business Property or as to any fitness of purpose, merchantability or habitability with respect to the Business Property or of any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Business Property or any part thereof. Each of the Limited Partners and the Partnership acknowledges that except as to matters specifically set forth in subparagraphs A(2) through A(6) below, the Redemption Partnership Interest will be tendered to the Partnership solely on the basis of (a) the Limited Partner's own physical and financial examination of the Business Property and (b) information and knowledge in the Limited Partner's possession and in the possession of the manager of the Business Property. As a result of its existing interest in the Partnership and/or its affiliations with entities or persons having an interest in the Partnership, as applicable, the Limited Partners are not relying upon, and have no need to rely upon, any knowledge or information in the possession of Carlyle with respect to any of the foregoing matters except as set forth herein.
     (2) Carlyle is a limited partnership, duly organized, validly and in good standing existing under the laws of the State of Illinois.
     (3) Carlyle is duly authorized, qualified and licensed under any and all applicable laws, regulations, ordinances and orders to do all things required of it, under and in connection with this Agreement.
     (4) Subject to the representations and warranties of the Limited Partners set forth in Paragraph 4B(3) below and the consent of Travelers, Carlyle has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby.
     (5) This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Carlyle are (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, Carlyle.
     (6) Carlyle owns the Redemption Partnership Interest, free and clear of any and all security interests, liens, encumbrances, rights, options, claims and demands (other than any security interests, rights and options granted to CPIP and Nemecek under the Partnership Agreement and to Travelers under the Loan Documents) of any person claiming by, through or under Carlyle.
     B. Representations and Warranties of Limited Partners. Each Limited Partner hereby represents and warrants to Carlyle as follows:
     (1) CPIP is a limited partnership, duly organized and validly existing under the laws of the State of Colorado.
     (2) Each Limited Partner is duly authorized, qualified and licensed under any and all applicable laws, regulations, ordinances and orders to do all things required of it, under or in connection with this Agreement.
     (3) Subject to the execution and delivery of the Loan Sale Agreement by the parties thereto, each Limited Partner has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby.
     (4) This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by each Limited Partner is (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, each Limited Partner.
     5.   Additional Conditions.
     A.   Additional Conditions to the Partnership's and the Limited
Partners' Obligations. In addition to the conditions provided in other provisions of this Agreement, the Partnership's and the Limited Partners' obligations hereunder are conditioned on the following:
     (1) Performance by Carlyle. The due performance by Carlyle of each and every undertaking and agreement to be performed by it hereunder (including, but not limited to, the delivery of the items specified in paragraph 2 hereof) and the truth of each representation and warranty made in this Agreement by Carlyle at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.
     (2) Absence of Carlyle Bankruptcy/Dissolution Event. That at no time on or before the Closing Date shall any of the following have been done by, against or with respect to Carlyle or JMB Realty Corporation in its capacity as a general partner of Carlyle: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law, (b) the appointment of a trustee or receiver of any property interest, (c) an assignment for the benefit of creditors, (d) an attachment, execution or other judicial seizure of a substantial property interest, (e) the taking of, failure to take or submission to any action indicating (after reasonable investigation) an inability to meet its financial obligations as they accrue, or (f) a dissolution.
     B. Additional Conditions to Carlyle's Obligations. In addition to the conditions provided in other provisions of this Agreement, Carlyle's obligations hereunder are conditioned on the following:
     (1) Performance by the Limited Partners and the Partnership. The due performance by each Limited Partner and the Partnership of each and every undertaking and agreement to be performed by it or any member thereof (including, but not limited to, the payment of the Redemption Consideration and the delivery of the items specified in paragraph 2 hereof) and the truth of each representation and warranty made in this Agreement by the Limited Partners at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.
     (2) Absence of Limited Partner or Partnership Bankruptcy/Dissolution Event. That at no time on or before the Closing Date shall any of the following have been done by, against or with respect to either Limited Partner or the Partnership: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law, (b) the appointment of a trustee or receiver of any property interests, (c) an assignment for the benefit of creditors, (d) an attachment, execution or other judicial seizure of a substantial property interest, (e) the taking of, failure to take or submission to any action indicating (after reasonable investigation) an inability to meet his or its financial obligations as they accrue, or (f) a dissolution.
     (3) Closing of Loan Sale Date. The sale of Travelers' interest in the Loan Documents pursuant to the Loan Sale Agreement shall close in accordance with its terms on the Closing Date.
     (4) Travelers' Consent. Travelers shall consent to the terms and provisions of this Agreement, including, but not limited to, the tender and redemption of Carlyle's partnership interest.
     C. Outside Date. In the event that for any reason the Loan Sale Agreement shall not be executed, delivered and closed on or before December 29, 1994, then this Agreement shall automatically terminate and except as otherwise set forth in Paragraphs 2E and 8, the parties shall have not have any further duties, obligations or liabilities hereunder. Time is of the essence with respect to the provisions of this paragraph 5C.
     6.   Indemnification.
     A. Indemnification by the Partnership and the Limited Partners. The Partnership (from and after the Closing Date) and each of the Limited Partners shall hold harmless, indemnify and defend Carlyle and its constituent partners from and against (1) all claims, rights, demands, obligations, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) of any kind or nature arising or accruing at any time on or after the Closing Date and related to the Business Property or any of the "Collateral Agreements" and not caused by the actions of Carlyle as the general partner of the Partnership before the Closing Date such that Carlyle would be liable under the Partnership Agreement to the Limited Partners for such actions (and each Limited Partner and the Partnership hereby releases Carlyle from all such matters), (2) any and all loss, damage, liability, claim, cost and expense resulting from any inaccuracy in or breach of any representation and warranty of either Limited Partner under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by the Partnership or either Limited Partner under this Agreement (or any agreement executed in connection herewith), or (3) resulting from any breach or default under the Loan Documents caused by this Agreement or the transactions contemplated hereunder.
     B. Indemnification by Carlyle. Carlyle shall hold harmless, indemnify and defend the Limited Partners from and against any loss or damage to a Limited Partner resulting from any inaccuracy in or breach of any representation and warranty of Carlyle under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by Carlyle under this Agreement (or any agreement executed in connection herewith).
     C. General Indemnity Provisions. Each indemnity provided for under this Agreement shall be subject to the following provisions:
     (1) The indemnity shall cover the costs and expenses of the indemnitees, including reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.
     (2) The indemnitee shall notify the indemnitor of any claim against the indemnitee covered by the indemnity within 30 days after it has notice of such claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability upon learning of the same, then the indemnitee may settle such liability to the extent commercially reasonable, as determined by the indemnitee in its good faith business judgment, and the liability of the indemnitor hereunder shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including reasonable attorneys' fees, incurred by the indemnitee in effecting such settlement.
     D. Non-Waiver. Except as specifically set forth herein, nothing contained in this paragraph or any other paragraph of this Agreement shall be construed or operate as a waiver or release of any obligation or liability arising or accruing under the Partnership Agreement or any Collateral Agreement prior to the consummation of the tender and redemption contemplated hereunder and, except as specifically set forth herein, the parties hereto agree that they shall retain their respective obligations and liabilities under the Partnership Agreement and Collateral Agreements accruing prior to such closing; provided, however, that subject to the indemnity provided for this Paragraph 6, Carlyle, on the one hand, and each Limited Partner and the Partnership on the other hand, each releases the other with respect to the Partnership Agreement and any Collateral Agreement for events or matters first arising after the Closing Date.
     E. Definition. As used herein, "Collateral Agreements" means the individual and collective agreements, instruments, documents and covenants entered into under or pursuant to or in connection with or concurrently with the Partnership Agreement and any amendment or amendments made at any time or times heretofore to any such agreements, instruments, documents or covenants.
     7.   Release.
     A. Release. As further consideration for Carlyle's execution of this Agreement, each Limited Partner and the Partnership and their respective successors and assigns (collectively, the "Redemption Parties"), as of the Closing Date, hereby absolutely and irrevocably waives, releases, and forever discharges Carlyle, and its partners, trustees, beneficiaries, officers, shareholders, directors, agents, servants, contractors, employees, parent and subsidiary corporations and predecessors-in-interest (collectively the "Released Parties") from any and all claims, rights, demands, actions, suits, causes of action, damages, counterclaims, defenses, losses, costs, obligations, liabilities and expenses of every kind or nature (collectively, "Claims"), known or unknown, suspected or unsuspected, fixed or contingent, foreseen or unforeseen, arising out of or relating directly or indirectly to any circumstances or state of facts pertaining to the Property or the Partnership; provided, however, that the foregoing shall not constitute a release of (i) any of Carlyle's obligations under this Agreement, including, but not limited to, its representations and warranties provided for in Paragraph 4B above, and (ii) any liability of Carlyle as the general partner of the Partnership for its actions occurring before the Closing Date such that Carlyle would be liable to the Limited Partners under the Partnership Agreement for such actions.
     B. Non-Reliance. Each of the Redemption Parties hereby acknowledges that it has not relied upon any representation of any kind made by Carlyle in making the foregoing release.
     C. No Transfer of Claims. Each of the Redemption Parties represents and warrants that it has not heretofore assigned, or transferred, or purported to assign or to transfer, to any person or entity, any Claim released hereunder or any portion thereof or interest therein, and each of the Redemption Parties agrees to indemnify, defend and hold the Released Parties harmless from and against any and all such Claims based on or arising out of any such assignment or transfer or purported assignment or transfer.
     D. No Admission of Liability. It is understood and agreed that this Paragraph 7 shall not be deemed or construed as an admission by Carlyle of liability of any nature whatsoever arising from or related to the subject of this Paragraph 7.
     E. Advice of Counsel. Each of the Redemption Parties hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Agreement, including the foregoing release, that it has read the provisions of this Agreement, including the foregoing release, and that it is fully aware of its contents and legal effect.
     F. Damages and Attorneys' Fees. Each of the Redemption Parties agrees that if it hereafter commences, joins in, or in any manner seeks, relief through any suit arising out of, based upon, or relating to any of the Claims or in any manner asserts against such Released Parties, or any of them, any of the Claims, then the undersigned will pay to such Released Parties, and each of them, in addition to any other damages caused to such Released Parties thereby, all reasonable attorneys' fees incurred by such Released Parties in defending or otherwise responding to said suit or claim.
     8. Right to Sell Business Property. The Limited Partners agree that notwithstanding anything to the contrary in the Partnership Agreement, including but not limited to, Section 6.1(b) of the Partnership Agreement, in the event that for any reason (other than any breach or default by Carlyle under this Agreement, which solely prevents the Limited Partners from acquiring Carlyle's interest in the Partnership) the Limited Partners do not acquire Carlyle's interest in the Partnership on or before December 29, 1994, then Carlyle shall have the sole and unrestricted right and discretion to sell all or any part of the Business Property to any party on any terms without any consent or approval by the Limited Partners or their respective successors and assigns. In connection with any sale or contemplated sale of all or any part of the Business Property, Carlyle shall have the unrestricted right and discretion to contact, offer all or any part of the Business Property to, negotiate with, enter into contracts with and to sell all or any part of the Business Property to any party or entity that the Limited Partners may have dealt or worked with, contacted, negotiated with or contracted with in connection with the the Loan Buyer's contemplated acquisition of the Loan and the Loan Documents and/or their contemplated acquisition of Carlyle's partnership interest. Without limitation on the foregoing, the Limited Partners agree that neither Carlyle nor any of its affiliates or related parties, including but not limited to, JMB Realty Corporation, shall have any duty, obligation or liability to the Limited Partners in connection with such sale or any contemplated sale and that no claims or demands shall be made or any causes of action asserted by the Limited Partners against Carlyle, its affiliates and related parties in connection with such sale or contemplated sale. Nothing contained herein shall modify the parties' rights and obligations under Articles III, IV and VIII of the Partnership Agreement relating to distributions, allocation of profits and losses and dissolution of the Partnership.

     9. Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Notwithstanding the foregoing, neither the Limited Partners nor the Partnership may assign its rights, duties, obligations and liabilities under this Agreement without the prior written consent of Carlyle, which consent shall not be unreasonably withheld with respect to any assignment by a Limited Partner of its rights, duties, obligations and liabilities. Such consent shall not release the assignor from any of its rights, duties, obligations or liabilities under this Agreement. Any consent to one assignment shall not be deemed to be a consent to any other assignment. Each Limited Partner or the Partnership, as applicable, shall give notice of any such transfer as aforesaid to Carlyle not later than five days prior to the Closing Date.
     10. Brokers. Carlyle represents and warrants to each Limited Partner, and each Limited Partner represents and warrants to Carlyle, that no broker or finder has been engaged by it, respectively, in connection with this Agreement. In the event of a claim for a broker's or finder's fee or commission in connection with this Agreement which claim is based upon any agreement alleged to have been made by a party hereto, then such party shall indemnify and defend the other party from and against such claim.
     11. Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement or any agreement executed by all the parties hereto in connection herewith.
     12. Limitation of Liability. No constituent partner in or agent of Carlyle, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Carlyle (including, but not limited to, JMB Realty Corporation) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each Limited Partner and the Partnership and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Carlyle's assets for the payment of any claim or for any performance, and each Limited Partner and the Partnership, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Carlyle (or in any other constituent partner of Carlyle), nor any obligation of any constituent partner in Carlyle (or in any other constituent partner of Carlyle) to restore a negative capital account or to contribute capital to Carlyle (or to any other constituent partner of Carlyle), shall at any time be deemed to be the property or an asset of Carlyle or any such other constituent partner (and neither the Limited Partners nor the Partnership nor any of their successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a partner's obligation to restore or contribute).
     13. Survival. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the closing hereunder and the tender, transfer and conveyance of the Redemption Partnership Interest hereunder and any and all performances hereunder.
     14. Miscellaneous. This Agreement contains the entire agreement between the parties respecting the matters set forth and supersedes all prior agreements between the parties hereto respecting such matters. Captions shall not be used in construing this Agreement. This Agreement shall be construed in accordance with the laws of the State of Illinois. The termination of this Agreement pursuant to the terms hereof shall in no event release any party from liability for any breach hereof by such party.
     15. Notices. Any notice which a party is required or may desire to give any other party shall be in writing and may be personally delivered or given by United States registered or certified mail, return receipt requested, or by overnight courier service such as Federal Express, addressed as follows:

to Carlyle, 900 North Michigan Avenue, 19th Floor, Chicago, Illinois 60611,
Attention: Mr. Robert J. Chapman (with a copy to Pircher, Nichols & Meeks, 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067,
Attention: Real Estate Notices/JBN); to the Limited Partners or the Partnership, 6312 South Fiddler's Green Circle, Suite 350N, Englewood, Colorado 80114, Attention: Mr. John W. Madden, Jr. (with a copy to Sheldon & Tessler, P.C., 7951 East Maplewood Avenue, Suite 326, Englewood, Colorado 80111, Attention: Carl H. Tessler, Esq. and Michael A. Sheldon, Esq.); subject to the right of a party to designate a different address for itself by notice similarly given. Any notice so given by United States mail shall be deemed to have been given on the second day after the same has been deposited in the United States mail as registered or certified mail, addressed as above provided, with postage thereon fully prepaid. Any notice not given by registered or certified mail as aforesaid shall be deemed to have been given upon receipt of the same by the party to whom the same is to be given.
     16. Counterparts. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts, together, shall constitute but one agreement.
     17. Partnership Liability. Notwithstanding anything to the contrary in this Agreement or any other agreement, including, but not limited to, the Partnership Agreement, Carlyle, in its capacity as the general partner in the Partnership prior to the Closing Date, shall not have any duty, obligation or liability under this Agreement; provided, however, that the foregoing provision shall not release Carlyle from any of its duties and obligations under this Agreement undertaken by Carlyle in its individual capacity.
Without limitation on the foregoing, each Limited Partner shall be jointly and severally liable for all duties, obligations and liabilities of the Partnership to Carlyle under the Agreement notwithstanding anything to the contrary set forth in the Partnership Agreement. In addition, in no event shall Carlyle, in its capacity as a partner in the Partnership, have any payment or contribution obligation in connection with any financial obligations of the Partnership under the Loan Sale Agreement, including, but not limited to, any payment to extend the date for the purchase and sale of the Loan Documents thereunder and any payment of Traveler's attorneys' fees and costs thereunder.
     18. Limited Partners' Waiver. Except as otherwise expressly provided for under this Agreement, each of the Limited Partners waives any and all of its rights to acquire the Redemption Partnership Interest under the Partnership Agreement or otherwise, including, but not limited to, Section 7.1 of the Partnership Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                           CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XII an Illinois limited partnership,

                           By  JMB REALTY CORPORATION,
                               a Delaware corporation,
                               General Partner


                               By:

                                   Name:

                                   Title:


"                                  "Carlyle"

                           CARRARA PLACE INVESTMENT PARTNERS, LTD., a Colorado limited partnership,

                           By  PLAZA DEVELOPERS HOLDINGS, LLC
                               a Colorado limited liability company,
                               General Partner

                               By: JOHN W. MADDEN, JR.
                                   -------------------
                                   John W. Madden, Jr.
                                   Managing Member

"                                  "CPIP"


                           F.A. NEMECEK

"                          "Nemecek"


                           CARRARA PLACE LIMITED,
                           a Colorado limited partnership,

                           By CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XII an Illinois limited partnership,

                               By  JMB REALTY CORPORATION,
                                   a Delaware corporation,
                                   General Partner


                                   By:

                                       Name:

                                       Title:


                           By CARRARA PLACE INVESTMENT PARTNERS, LTD., a Colorado limited partnership,
                               Limited Partner

                               By  PLAZA DEVELOPERS HOLDINGS, LLC
                                   a Colorado limited liability company,
                                   General Partner

                                   By: JOHN W. MADDEN, JR.
                                       -------------------
                                       John W. Madden, Jr.
                                       Managing Member

                           By
                               F.A. NEMECEK
                               Limited Partner

                               "Partnership"

                          EXHIBIT LIST

      (Carrara Place Office Building, Englewood, Colorado)


     A    -    Tender and Redemption of Partnership Interest

     B    -    Opinion of Carlyle's Counsel

     C    -    Opinion of the Limited Partners' and the Partnership's
               Counsel

     D    -    Amendment to Partnership Agreement